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                     AMENDED AND RESTATED RIGHTS AGREEMENT
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     AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of April 27, 1999 (the
"Agreement"), between Fulton Financial Corporation, a Pennsylvania corporation (the "Company"), and Fulton Bank, a Pennsylvania banking corporation (the "Rights Agent").

                                  BACKGROUND:

     The Company and the Rights Agent have heretofore entered into a Rights Agreement dated as of June 20, 1989 (as amended, the "Original Rights Agreement"). On June 20, 1989 (the "Rights Dividend Declaration Date"), the Board of Directors of the Company authorized and declared a dividend distribution of one right (an "Original Right") for each share of common stock, par value $2.50 per share, of the Company (the "Common Stock") outstanding at the close of business on July 6, 1989 (the "Record Date"), and has authorized the issuance of one Original Right for each share of Common Stock of the Company
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issued between the Record Date and the Distribution Date, each Original Right
                                                               --------
initially representing the right to purchase one share of Common Stock of the Company, upon the terms and subject to the conditions set forth in the Original
                                                                ---------------
Rights Agreement.
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     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and intending to be legally bound, the parties hereby agree as follows:

     Section 1A.  Amendment and Restatement.  Pursuant to Section 26 of the
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Original Rights Agreement, the parties hereto hereby amend and restate the
Original Rights Agreement to read in its entirety in the form hereof. The Board of Directors of the Company has approved the amendment and restatement such that, as of April 27, 1999, each Original Right shall be deemed to be a common share purchase right (a "Right") having the rights assigned to it pursuant to this Agreement. As used herein the term "adoption of this Agreement" shall refer to the adoption of this Amended and Restated Rights Agreement, and the term "the date of this Agreement" or "the date hereof" shall mean April 27, 1999. The Board of Directors has also authorized the issuance of one Right (as such number may be adjusted hereafter pursuant to the terms of this Agreement) with respect to each share of Common Stock that shall become outstanding between the date of this Agreement and the earliest to occur of the Distribution Date, the Redemption Date or the Final Expiration Date (as such terms are hereinafter defined). Each Right shall represent the right to purchase one share of Common Stock (as such number may be adjusted hereafter pursuant to the terms of this Agreement).

     Section 1.  Certain Definitions.  For purposes of this Agreement, the
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following terms have the meanings indicated:

          (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the
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               unchanged, (2) shall effect a statutory share exchange with the
               Company, after which the Company is not a Subsidiary of any Acquiring Person or any Associate or Affiliate of any Acquiring Person, (3) shall, in one or more transactions, other than in connection with the exercise of Rights or the exercise or conversion of securities exercisable or convertible into capital stock of the Company or any of its Subsidiaries, transfer any assets to the Company or any of its Subsidiaries in exchange (in whole or in part) for shares of any class of capital stock of the Company or any of its Subsidiaries or for securities exercisable for or convertible into shares of any class of capital stock of the Company or any of its Subsidiaries or otherwise obtain from the Company or any of its Subsidiaries, with or without consideration, any additional shares of any class of capital stock of the Company or any of its Subsidiaries or securities exercisable for or convertible into shares of any class of capital stock of the Company or any of its Subsidiaries (other than as part of a pro rata distribution to all holders of Common Shares), (4) shall sell, purchase, lease, exchange, mortgage, pledge, transfer or otherwise dispose (in one or more transactions), to, from, with or of, as the case may be, the Company or any of its Subsidiaries, assets, including securities, on terms and conditions less favorable to the Company than the Company would be able to obtain in arm's-length negotiation with an affiliated third party, (5) shall receive any compensation from the Company or any of the Company's Subsidiaries other than compensation for services as a director or for full-time employment as a regular employee, in either case at rates in accordance with the Company's (or its Subsidiaries') past practices, or (6) shall receive the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantage provided by the Company or any of its Subsidiaries, or

               (B) any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 25% or more of the shares of Common Stock then outstanding, other than pursuant to any transaction set forth in Section 13(a) hereof,

               (C) during such time as there is an Acquiring Person, there shall be any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or


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